                                                                    Exhibit 10.1


CONFIDENTIAL TREATMENT REQUESTED: PAGES WHERE CONFIDENTIAL TREATMENT HAS BEEN REQUESTED ARE MARKED "CONFIDENTIAL TREATMENT REQUESTED" AND APPROPRIATE SECTIONS, WHERE TEXT HAS BEEN OMITTED, ARE NOTED WITH "[CONFIDENTIAL TREATMENT REQUESTED]." AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

            RESTATED AND THIRD AMENDED RESEARCH AND OPTION AGREEMENT

        This Restated and Third Amended Research and Option Agreement (the "Restated Agreement") is entered into as of the 15th day of April, 1997 (the "Effective Date"), by and between TORREY PINES INSTITUTE FOR MOLECULAR STUDIES, 3550 General Atomics Court, San Diego, California 92121 ("TPIMS"), a California nonprofit corporation, and HOUGHTEN PHARMACEUTICALS, INC., 3550 General Atomics Court, San Diego, California 92121 ("HPI"), a Delaware corporation, with respect to the facts set forth below.

                                    RECITALS

        WHEREAS, the PEPTIDE RESEARCH LIMITED PARTNERSHIP, a California limited partnership ("PRLP"), entered in to a Research and Option Agreement with TPIMS, dated March 23, 1990 setting forth terms and conditions of PRLP's option to license; and

        WHEREAS, HPI is the assignee and successor in interest of PRLP and thereby has acquired certain rights from PRLP, including rights under the HPI Technology, (as such term is defined below); and

        WHEREAS, TPIMS is engaged in fundamental scientific biomedical research with an emphasis on combinatorial chemistry libraries and their use in basic research and drug discovery; and

        WHEREAS, HPI is engaged in development of drug discovery technologies based in part on previously assigned technology; and

        WHEREAS, HPI is interested in further research and evaluation of such drug discovery technologies and desires to conduct a collaborative research program with TPIMS; and

        WHEREAS, HPI desires to provide TPIMS with a portion of the financial support necessary for TPIMS to conduct its fundamental research activities and which are likely to have applicability to HPI's present or future business interests; and

        WHEREAS, TPIMS desires to grant HPI an option to an exclusive, worldwide license to develop and market Licensed Products (as such term is defined below); and

        WHEREAS, TPIMS has the exclusive right to grant licenses to TPIMS Inventions (as such term is defined below), subject only to any rights of the U.S. Government resulting from U.S. Government funding of such TPIMS Inventions; and

        WHEREAS, TPIMS has determined that nonexclusive licensing will not be effective in bringing discoveries and research to the commercial market and that exclusive licensing is necessary for satisfactory development and distribution of products utilizing TPIMS's discoveries and research;


                                       1.

                                                CONFIDENTIAL TREATMENT REQUESTED



        WHEREAS, TPIMS and HPI are parties to that certain Research and Option Agreement entered into on July 1, 1992 (the "Agreement"), as amended by the Amendment to Research and Option Agreement entered into as of April 30, 1995 (together with the Agreement, the "Amended Agreement"), as further amended by the Second Amendment to Research and Option Agreement entered into on December 30, 1995 (together with the Amended Agreement, the "Second Amended Agreement"); and

        WHEREAS, the parties now desire to further amend the Second Amended Agreement and to restate the same as an aid in clarifying the agreement of the parties;

        NOW, THEREFORE, in consideration of the mutual covenants and conditions outlined herein, TPIMS and HPI hereby agree as follows:

                             ARTICLE I. DEFINITIONS


        1.1 AFFILIATE. The term "Affiliate" shall mean any Person, which directly or indirectly controls, is controlled by, or is under common control with, another Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever. Notwithstanding anything in this Section 1.1, in no event shall [CONFIDENTIAL TREATMENT REQUESTED] be deemed to be an Affiliate of either TPIMS or HPI.

        1.2    [CONFIDENTIAL TREATMENT REQUESTED].

        1.3    [CONFIDENTIAL TREATMENT REQUESTED].

        1.4 ASSIGNED TPIMS TECHNOLOGY. The term "Assigned TPIMS Technology" shall mean (i) any TPIMS Technology and all technology, matter or process which is listed on Exhibit B attached hereto and (ii) any Licensed TPIMS Technology which may be deemed to be "Assigned TPIMS Technology" pursuant to Section 5.6.

        1.5 CONFIDENTIAL INFORMATION. The term "Confidential Information" shall mean, subject to the exceptions set forth in Section 10.1 herein, any and all information which may be exchanged between the parties at any time during the term hereof.

        1.6 COST OF MANUFACTURE. The term "Cost of Manufacture" shall mean the fully allocated cost of manufacturing the Licensed Product, including the direct and indirect cost of any raw materials, packaging materials and labor utilized in such manufacturing (including formulation, filling, finishing, labeling and packaging, as applicable) plus an appropriate share of all factory overhead, both fixed and variable, allocated to the Licensed Product being


                                       2.

                                                CONFIDENTIAL TREATMENT REQUESTED



manufactured, in accordance with generally accepted accounting principles and the normal accounting practices for all other products manufactured in the applicable facility.

        1.7 COST OF MARKETING. The term "Cost of Marketing" shall mean the following expenses incurred by HPI, to the extent allocable to the marketing, promotion and sales of a Licensed Product: (i) costs of distribution and shipping of the Licensed Products to distributors and customers for the Licensed Products; and (ii) direct costs, specifically allocable to the Licensed Product, incurred for the sales, advertising, promotion and marketing of the Licensed Product through any means (including field sales force costs, advertisements, promotional literature, market research, symposia, exhibits and direct mail) and
(iii) the cost of cost/benefit, outcomes, quality of life or other studies to establish reimbursement or inclusion in a formulary by governmental authorities or private payors for the use of a Licensed Product, all in accordance with generally accepted accounting principles. "Cost of Marketing" will not include general corporate overhead.

        1.8 COST OF POST-MARKETING STUDIES. The term "Cost of Post-Marketing Studies" shall mean the fully allocated cost of any clinical study undertaken with regard to a Licensed Product following approval in any Major Market Country.

        1.9 HPI IMPROVEMENT. The term "HPI Improvement" shall mean any improvement to Assigned TPIMS Technology or a Licensed TPIMS Improvement, whether in the form of matter, process or technology, which arises on or after July 1, 1992, and before the termination or expiration of this Restated Agreement and which is developed, discovered, invented, conceived or reduced to practice by HPI, its employees, consultants or subcontractors. Notwithstanding the preceding sentence, an HPI Improvement shall not include any of the following:

        a) any compound or biological material, or the use of the foregoing, which is developed, discovered, invented, conceived or reduced to practice by HPI, its employees, consultants, subcontractors or sublicensees, and which is identified from a compound library, when that compound library contains or is comprised of either Assigned TPIMS Technology or a Licensed TPIMS Improvement; or

        b) any library of compounds or the use thereof which is developed, discovered, invented, conceived or reduced to practice by HPI, its employees, consultants, subcontractors or sublicensees, and which results from the use or application of a process or technology when that process or technology contains or is comprised of either Assigned TPIMS Technology or a Licensed TPIMS Improvement.

        1.10 HPI TECHNOLOGY. The term "HPI Technology" shall mean (i) [CONFIDENTIAL TREATMENT REQUESTED] and all U.S. and foreign patents and patent applications more particularly described in Exhibit C, as well as all continuations, divisionals, continuations-in-part, reissues, re-examinations, and extensions thereof, (ii) those disclosures which had been received by TPIMS from HPI through July 1, 1992, as more fully set forth in Exhibit C, and (iii) any know-how associated with the technology described in clauses (i) and (ii).


                                       3.

                                                CONFIDENTIAL TREATMENT REQUESTED



        1.11 KIELY TECHNOLOGY. The term "Kiely Technology" shall mean those inventions set forth on Exhibit E attached hereto.

        1.12 LICENSED COMPOUND. The term "Licensed Compound" shall mean any compound which is a Licensed Product.

        1.13 LICENSED PRODUCT. The term "Licensed Product" shall mean any product or process which (i) contains Licensed TPIMS Improvements or Licensed TPIMS Know-How or (ii) could not have been discovered, developed, manufactured, used or sold without the use of Licensed TPIMS Improvements or Licensed TPIMS Know-How.

        1.14 LICENSED TPIMS IMPROVEMENT. The term "Licensed TPIMS Improvement" shall mean any TPIMS Improvement to which HPI obtains a license pursuant to
Section 4.3.

        1.15 LICENSED TPIMS KNOW-HOW. The term "Licensed TPIMS Know-How" shall mean any TPIMS Know-How to which HPI obtains a license pursuant to Section 4.3.

        1.16 MAJOR MARKET COUNTRY. The term "Major Market Country" shall mean France, Germany, Italy, Japan and the United Kingdom.

        1.17 NET REVENUE. The term "Net Revenue" shall mean Revenue reduced by the following costs incurred by HPI: (a) payments made by HPI to Third Parties [CONFIDENTIAL TREATMENT REQUESTED] for licenses necessary for HPI or HPI's sublicensee to make, use, sell, offer for sale or import the Licensed Product with respect to which the Revenue is earned; (b) the Cost of Manufacture for the Licensed Product with respect to which the Revenue is earned; (c) the Cost of Marketing for the Licensed Product with respect to which the Revenue is earned; and (d) the Cost of Post-Marketing Studies. In no event shall any given cost incurred by HPI be included in more than one of the foregoing categories.

        1.18 NET SALES. The term "Net Sales" shall mean revenue actually received by HPI from the sales of Licensed Products, namely the gross amount invoiced by HPI on all sales of Licensed Products, less (a) discounts actually allowed, (b) credits for claims, allowances, rebates, retroactive price reductions or returned goods, (c) insurance and transportation charges, and (d) sales and use taxes, tariffs, import and export duties or other governmental charges actually paid in connection with the sale (but excluding what are commonly known as income taxes). For purposes of determining "Net Sales," a sale shall be deemed to have occurred when payment is received for the sale.

        1.19 OPTION RIGHTS. The term "Option Rights" shall have the meaning set forth in Section 4.1.

        1.20 PERSON. The term "Person" shall mean an individual, corporation, partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.


                                       4.

        1.21 REVENUE. The term "Revenue" shall mean the total revenue actually received by HPI directly from Net Sales by HPI, and indirectly by HPI as royalty and milestone payments from a Third Party sublicensee, but excludes amounts received as a result of (i) any purchase of HPI securities made by a Third Party to the extent the purchase price is equal to or less than the fair market value of such securities and (ii) any funding received by HPI in any form from a Third Party, whether as a payment or reimbursement, as compensation for research and development services actually performed or to be performed by HPI.

        1.22 TECHNOLOGY WORKPLAN. The term "Technology Workplan" shall have the meaning set forth in Section 3.2.

        1.23 THIRD PARTY. The term "Third Party" shall mean any Person other than HPI, TPIMS and their respective Affiliates.

        1.24 TPIMS IMPROVEMENT. The term "TPIMS Improvement" shall mean (i) any improvement to TPIMS Technology, whether in the form of matter, process or technology, which arises on or after the Effective Date and before the termination or expiration of this Restated Agreement and which is developed, discovered, invented, conceived or reduced to practice by TPIMS, its employees, consultants or subcontractors and (ii) any matter, process or technology which arises on or after the Effective Date and before the termination or expiration of this Restated Agreement and which is developed, discovered, invented, conceived or reduced to practice by TPIMS, its employees, consultants or subcontractors pursuant to the TPIMS Research Program.

        1.25 TPIMS INVENTION. The term "TPIMS Invention" shall mean, individually and collectively, Assigned TPIMS Technology, Licensed TPIMS Improvements and Licensed TPIMS Know-How.

        1.26 TPIMS INVENTION PRODUCT. The term "TPIMS Invention Product" shall mean any product or process which is developed by HPI, its sublicensees or its Affiliates, and which (i) contains a TPIMS Invention or (ii) could not have been discovered, developed, manufactured, used or sold without the use of a TPIMS Invention.

        1.27 TPIMS KNOW-HOW. The term "TPIMS Know-How" shall mean all information, know-how and data which is not generally known, (i) which is generated by TPIMS in the development of the Assigned TPIMS Technology or Licensed TPIMS Improvements and (ii) which is necessary and useful in connection with Assigned TPIMS Technology or Licensed TPIMS Improvements.

        1.28 TPIMS PATENT RIGHTS. The term "TPIMS Patent Rights" shall mean each United States and foreign patent and each application for any such patents which claim any TPIMS Invention and all continuations, divisionals, continuations-in-part, reissues, reexaminations, and extensions thereof.


                                       5.

                                                CONFIDENTIAL TREATMENT REQUESTED



        1.29 TPIMS RESEARCH PROGRAM. The term "TPIMS Research Program" shall mean (i) that research program undertaken by TPIMS as described in the attached Exhibit D, as funded by HPI pursuant to Section 3.1, having as its primary objectives the development of [CONFIDENTIAL TREATMENT REQUESTED] and running from April 15, 1997 to July 14, 1998 and (ii) in the event the parties can agree on a Technology Workplan, pursuant to Section 3.2 that research program undertaken by TPIMS as described in the Technology Workplan, as funded by HPI pursuant to Section 3.1 and running from April 15, 1998 to April 14, 2000.

        1.30 TPIMS RESEARCH PROGRAM TERM. The term "TPIMS Research Program Term" shall mean the period of time commencing on the Effective Date and ending on the following date:

        (i) April 14, 2000, in the event the parties agree on a definitive Technology Workplan prior to January 15, 1998; or

        (ii) July 14, 1998, in the event the parties are unable to agree on a definitive Technology Workplan prior to January 15, 1998.

        1.31 TPIMS TECHNOLOGY. The term "TPIMS Technology" shall mean any and all technology or matter which was owned by TPIMS on July 1, 1992, including without limitation any idea, data, know-how, technique, method, matter, process, use, composition, skill, confidential information, trade secret or configuration of any kind, whether or not any such information would be protected as a trade secret, the copying of which would be enjoined or restrained by a court as constituting unfair competition, or is eligible for protection under the patent laws of the United States or elsewhere. TPIMS Technology includes, but is not limited to, that technology described on Exhibit A attached hereto. Notwithstanding anything in this Restated Agreement, TPIMS Technology shall not include that technology described on Exhibit F attached hereto.


                 ARTICLE II. BUYOUT OF ASSIGNED TPIMS TECHNOLOGY

        2.1 SALE OF ASSIGNED TPIMS TECHNOLOGY. Pursuant to the terms set forth below, HPI agrees hereby to buy from TPIMS and TPIMS hereby agrees to sell to HPI, effective as of the Date hereof, the entire right, title and interest of TPIMS in and to the Assigned TPIMS Technology and the Kiely Technology, including, but not limited to the right of TPIMS to receive any payment of royalties in respect thereof. Subject to (i) any United States government rights with respect to any Assigned TPIMS Technology or Kiely Technology wholly or partially funded by the United States pursuant to 35 U.S.C. Sections 201-211 and the regulations promulgated thereunder and (ii) any Third Party rights in Assigned TPIMS Technology and Kiely Technology in existence as of the date of this Restated Agreement and (iii) any rights in such Assigned TPIMS Technology and Kiely Technology retained or granted back to TPIMS pursuant to this Restated Agreement, TPIMS without any further action, shall have assigned,


                                       6.

transferred and conveyed exclusively to HPI all rights, title and interest TPIMS has in the Assigned TPIMS Technology and the Kiely Technology.

        2.2 PAYMENT FOR ASSIGNED TPIMS TECHNOLOGY AND KIELY TECHNOLOGY. As consideration for the sale of the Assigned TPIMS Technology and the Kiely Technology, HPI shall pay to TPIMS, simultaneous with the execution of this Restated Agreement, an amount equal to twenty-five thousand two hundred dollars ($25,200), which represents license fees due from HPI to TPIMS under previous agreements between the parties. As additional consideration, HPI shall pay to TPIMS an amount equal to one million three hundred thousand dollars ($1,300,000) plus interest accrued from the Effective Date until the date of payment at the rate of ten percent (10%) per annum. Such amount shall be paid no later than April 14, 2000. Upon (i) the giving of notice of early termination of this Restated Agreement, pursuant to either Section 11.3, 11.4 or 11.5 hereunder, or
(ii) on April 14, 1998 upon failure to agree upon the Technology Workplan pursuant to Section 3.2 hereunder, such one million three hundred thousand dollar ($1,300,000) amount, together with accrued interest to date at the aforesaid rate, shall be placed into an escrow account and then shall be immediately due and payable to TPIMS from such escrow account on the date the termination becomes effective (in the case of clause (i)) or on July 14, 1998 (in the case of clause (ii)).

        2.3 RELINQUISHMENT OF RIGHTS. As of the date hereof, (i) each of the Agreement, the Amended Agreement and the Second Amended Agreement are hereby terminated and (ii) HPI relinquishes all right, title and interest it may have in any of the technology described on Exhibit F. In the event of any conflict between surviving sections of any of the foregoing agreements and this Restated Agreement, the terms of this Restated Agreement shall control.

        2.4 COOPERATION TO ACCOMPLISH PURPOSE OF AMENDMENT. Each party agrees to cooperate with the other and take all reasonable actions and execute such other agreements, instruments, patent assignments, and documents as may be reasonably required to perfect the interests of the other party and accomplish the intent of Sections 2.1 to 2.3 of this Restated Agreement.

                          ARTICLE III. RESEARCH PROGRAM

        3.1 FUNDING. HPI shall supply financial support for the TPIMS Research Program in order to undertake the research described on Exhibit D and any agreed-to Technology Workplan. TPIMS shall apply said funding to the TPIMS Research Program and/or the purchase of equipment for the TPIMS Research Program. Within sixty (60) days following each calendar quarter during the TPIMS Research Program Term, TPIMS shall provide HPI with a summary report of all expenditures incurred by TPIMS in furtherance of the TPIMS Research Program, during the preceding calendar quarter. The sums to be provided to TPIMS in the 12 month periods commencing April 15 of each of the years set forth below is as follows:

                      1997                         $ 1,630,882
                      1998                         $ 1,500,000
                      1999                         $ 1,350,000



                                       7.

                                                CONFIDENTIAL TREATMENT REQUESTED



The foregoing amounts shall be divided into equal quarterly payments and paid no later than each April 15, July 15, October 15 and January 15. Notwithstanding the preceding sentence, amounts payable for the year commencing April 15, 1997 shall be paid as follows:

               No later than April 15, 1997        $473,206
               No later than July 15, 1997         $385,892
               No later than October 15, 1997      $385,892
               No later than January 15, 1998      $385,892


        3.2 TECHNOLOGY WORKPLAN. Prior to January 15, 1998, HPI and TPIMS shall endeavor to agree upon a plan of work (the "Technology Workplan") to be performed by TPIMS under the TPIMS Research Program during the twenty-four month period commencing April 15, 1998. In this regard, TPIMS shall provide to HPI a written draft of a proposed Technology Workplan no later than October 15, 1997. If the parties agree on a definitive Technology Workplan prior to January 15, 1998, the TPIMS Research Program will extend until April 14, 2000 and HPI will have the funding obligations described in Section 3.1 for 1998 and 1999. It is understood and agreed by the parties that, in the event the TPIMS Research Program Term extends until April 14, 2000, TPIMS Improvements will be deemed to include any improvements to TPIMS Technology arising during the one year period immediately following the end of the TPIMS Research Program Term and HPI will continue to have the options set forth in Sections 4.1 and 4.2 with respect to such improvements during the period ending April 14, 2001. If the parties are unable to agree on a definitive Technology Workplan prior to January 15, 1998, the TPIMS Research Program will extend only until July 14, 1998 and HPI will only have the funding obligations described in Section 3.1 for the twelve month period commencing April 15, 1997 (i.e., the entire $1,630,882) in addition to those described in Section 11.1. The contents of a proposed Technology Workplan, which has not been agreed to by HPI, shall be deemed to be Confidential Information of TPIMS, provided, however, during the period prior to January 15, 1998 (i.e., when HPI is deciding whether to agree to the proposed Technology Workplan), TPIMS shall not disclose the contents of such Technology Workplan to any Third Party without the prior written consent of HPI. The contents of a definitive Technology Workplan, which has been agreed to by the parties, shall be deemed to be the joint Confidential Information of TPIMS and HPI. Notwithstanding anything in this section, any TPIMS Improvements contained in a proposed Technology Workplan shall be licensable by HPI pursuant to Section 4.1.

        3.3 COLLABORATION SERVICES. TPIMS will provide the following services for HPI during the TPIMS Research Program Term:

               (a) Senior Scientists, Assistant Members, Associate Members and Members of TPIMS ("Professional Staff") will interface directly with external collaborators of HPI, attend HPI meetings related to these collaborations and will analyze data for collaborators. During the first Year of the TPIMS Research Program, HPI will be invoiced for such services at a rate of [CONFIDENTIAL TREATMENT REQUESTED]


                                       8.

                                                CONFIDENTIAL TREATMENT REQUESTED



        for each three (3) month period commencing on April 15, 1997; July 15, 1997; October 15, 1997; and January 15, 1998. During each subsequent Year of the TPIMS Research Program, HPI will be invoiced for such services at a rate of [CONFIDENTIAL TREATMENT REQUESTED], as adjusted for any increases in the CPI (as described below). Such invoiced amounts shall be paid within ten (10) days by HPI. All travel expenses incurred by Professional Staff will be reimbursable in full by HPI, within ten
        (10) days of submission of documentation by TPIMS.

               (b) TPIMS will synthesize mixtures and compounds for HPI's external collaborators, in quantities not to exceed [CONFIDENTIAL TREATMENT REQUESTED]. During the first Year of the TPIMS Research Program, HPI will be invoiced for such services at a rate of [CONFIDENTIAL TREATMENT REQUESTED] commencing on April 15, 1997; July 15, 1997; October 15, 1997; and January 15, 1998. During each subsequent Year of the TPIMS Research Program, HPI will be invoiced for such services at a rate of [CONFIDENTIAL TREATMENT REQUESTED], as adjusted for any increases in the CPI (as described below). Such invoiced amounts shall be paid within ten (10) days by HPI. The rates set forth in this
        Section 3.3(b) will include the labor and materials required for synthesis, analytical work, aliquoting, and preparation for shipment, in addition to overhead.

TPIMS will provide the following services for HPI during the one year period following the TPIMS Research Program Term:

               (c) Professional Staff will interface directly with external collaborators of HPI, attend HPI meetings related to these collaborations and will analyze data for collaborators. During such year, HPI will be invoiced for such services at a rate of [CONFIDENTIAL TREATMENT REQUESTED], as adjusted for any increases in the CPI (as described below). Such invoiced amounts shall be paid within ten (10) days by HPI. All travel expenses incurred by Professional Staff will be reimbursable in full by HPI, within ten (10) days of submission of documentation by TPIMS.

               (d) TPIMS will synthesize mixtures and compounds for HPI's external collaborators, in quantities not to exceed [CONFIDENTIAL TREATMENT REQUESTED]. During such year, HPI will be invoiced for such services at a rate of [CONFIDENTIAL TREATMENT REQUESTED], as adjusted for any increases in the CPI (as described below). Such invoiced amounts shall be paid within ten (10) days by HPI. The rates set forth in this
        Section 3.3(d) will include the labor and materials required for synthesis, analytical work, aliquoting, and preparation for shipment, in addition to overhead.

For the two year period commencing on the one year anniversary of the end of the TPIMS Research Program Term, and only in the event TPIMS determines that it has the capacity to


                                       9.

                                                CONFIDENTIAL TREATMENT REQUESTED



provide the services described in subparagraphs (e) and (f) of this Section 3.3, TPIMS will provide the following services for HPI:

               (e) Professional Staff will interface directly with external collaborators of HPI, attend HPI meetings related to these collaborations and will analyze data for collaborators. During such years, HPI will be invoiced for such services at a rate of [CONFIDENTIAL TREATMENT REQUESTED], as adjusted for any increases in the CPI (as described below). Such invoiced amounts shall be paid within ten (10) days by HPI. All travel expenses incurred by Professional Staff will be reimbursable in full by HPI, within ten (10) days of submission of documentation by TPIMS.

               (f) TPIMS will synthesize mixtures and compounds for HPI's external collaborators, in quantities not to exceed [CONFIDENTIAL TREATMENT REQUESTED]. During such years, HPI will be invoiced for such services at a rate of [CONFIDENTIAL TREATMENT REQUESTED], as adjusted for any increases in the CPI (as described below). Such invoiced amounts shall be paid within ten (10) days by HPI. The rates set forth in this
        Section 3.3(f) will include the labor and materials required for synthesis, analytical work, aliquoting, and preparation for shipment, in addition to overhead.

The dollar amounts payable by HPI under subsections (a) - (f) for services provided during each Year (commencing with the Year starting April 15, 1998) will be adjusted for each such Year to reflect the percent increase in the United States Consumer Price Index (the "CPI") from April 15, 1997 to the April 15 on which such Year starts. If, for any Year starting with April 15, 1998 or thereafter, in which TPIMS is providing services or synthesis under this Section 3.3, HPI has not paid TPIMS [CONFIDENTIAL TREATMENT REQUESTED] for such services and synthesis, then, within thirty (30) days of the end of such Year, HPI shall pay TPIMS the difference between [CONFIDENTIAL TREATMENT REQUESTED] and the amounts paid for such Year. For purposes of this Section 3.3, "Year" shall mean a year commencing on April 15 and ending on the following April 14.

        3.4 SUPERVISION OF THE TPIMS RESEARCH PROGRAM. The TPIMS Research Program shall be conducted under the direct supervision of Richard A. Houghten, Ph.D., as the President of TPIMS. Should Dr. Houghten become permanently unable to perform such duties, HPI shall have the right to terminate Article III and Sections 4.1, 4.2, 4.3 and 4.4 of this Restated Agreement upon ninety (90) days prior written notice, unless within ninety (90) days of Dr. Houghten's permanent inability to perform such duties, TPIMS shall have appointed a successor of comparable stature and expertise to Dr. Houghten with responsibility to directly supervise the TPIMS Research Program. Such successor must be acceptable to HPI, such acceptance not to be unreasonably withheld.

        3.5 MODIFICATION OF TPIMS RESEARCH PROGRAM. The TPIMS Research Program may be modified upon mutual written agreement of the parties.


                                       10.

                                                CONFIDENTIAL TREATMENT REQUESTED



        3.6 RESULTS OF RESEARCH. No later than each May 15 and November 15 during the TPIMS Research Program Term, TPIMS shall furnish to HPI a written report summarizing the results of the TPIMS Research Program during the six-month period ending on the previous April 15 and October 15, respectively. Such report shall include a brief description of research activities conducted during such six-month period and new developments or accomplishments, as well as all manuscripts submitted, publications, applications for letters patent or issued patents arising from the TPIMS Research Program during such six-month period. No later than each February 15 and August 15 during the TPIMS Research Program Term, TPIMS shall provide an oral report to HPI summarizing the results of the TPIMS Research Program during the three-month period ending on the preceding January 15 and July 15, respectively.

        3.7 DISCLOSURES. HPI shall have reasonable access to the data and records derived from the TPIMS Research Program. TPIMS agrees to promptly disclose to HPI, in writing and in reasonable detail, each TPIMS Improvement made during the TPIMS Research Program Term, and if such term extends to April 14, 2000, for twelve (12) months thereafter, in order for HPI to evaluate and independently confirm such TPIMS Improvement. HPI shall have three (3) months after receipt of such disclosure for a given TPIMS Improvement in which to notify TPIMS whether HPI has decided to exercise its option to acquire a license to such TPIMS Improvement, pursuant to Section 4.3.

                        ARTICLE IV. OPTIONS AND LICENSES

        4.1 OPTION TO EXCLUSIVE LICENSE TO TPIMS IMPROVEMENTS. TPIMS hereby grants to HPI an exclusive option (each, an "Option Right") to be granted an exclusive, worldwide, royalty-bearing license under each TPIMS Improvement, including the right to sublicense, to make, to have made, to use, to import, to offer for sale, and to sell Licensed Products, subject to any rights of the U.S. Government. In the event HPI exercises its right to be granted a license to a given TPIMS Improvement, TPIMS shall retain the right to practice such TPIMS Improvement for purpose of conducting academic research only, either alone or with other not-for-profit entities.

        4.2 OPTION TO NON-EXCLUSIVE LICENSE TO TPIMS KNOW-HOW. TPIMS hereby grants to HPI a non-exclusive option to be granted a non-exclusive, worldwide license under the TPIMS Know-How, including the right to sublicense, to make, to have made, to use, to import, to offer for sale, and to sell Licensed Products, subject to any rights of the U.S. Government and any rights held or retained by [CONFIDENTIAL TREATMENT REQUESTED]. The foregoing option is limited to that TPIMS Know- How which relates to the Assigned TPIMS Technology and those TPIMS Improvements which are licensed to HPI pursuant to Section 4.1. TPIMS shall not grant non-exclusive licenses to Licensed TPIMS Know- How to Third Parties without concomitantly licensing or assigning rights to inventions, patents or patent applications the practice of which relates to the use of such Licensed TPIMS Know-How.


        4.3 EXERCISE PERIOD. The "Option Rights Period" shall be, with respect to each TPIMS Improvement disclosed to HPI by TPIMS pursuant to Section 3.7, and the TPIMS Know-How related thereto, that time period commencing on the date that such TPIMS


                                       11.

                                                CONFIDENTIAL TREATMENT REQUESTED



Improvement was disclosed to HPI pursuant to Section 3.7 and expiring upon the [CONFIDENTIAL TREATMENT REQUESTED] anniversary of such date. Subject to the preceding sentence, the Option Rights Period for a TPIMS Improvement, and the TPIMS Know-How related thereto, may extend beyond the termination of this Restated Agreement and HPI shall be entitled to all Option Rights thereunder, provided the Option Rights Period shall not extend beyond its normal [CONFIDENTIAL TREATMENT REQUESTED] after disclosure. In order to exercise any Option Right, HPI must provide written notice to TPIMS within the applicable Option Rights Period that it is exercising such Option Right. If HPI does not exercise its Option Rights to a particular TPIMS Improvement and the TPIMS Know-How related thereto within the Option Rights Period, then TPIMS shall be free to license to any Third Party said TPIMS Improvement and to license to any Third Party on an exclusive basis the TPIMS Know-How related thereto and to use said TPIMS Improvement and TPIMS Know-How for TPIMS's own purposes.

        4.4 EXERCISE PROCESS. HPI shall exercise the Option Rights, if at all, on a case by case basis with respect to each disclosure of a TPIMS Improvement hereunder by providing written notice of each such exercise to TPIMS during the applicable Option Rights Period.

        4.5 HPI TECHNOLOGY, HPI IMPROVEMENTS AND ASSIGNED TPIMS TECHNOLOGY. HPI hereby grants a worldwide, non-exclusive license, to TPIMS to use the HPI Technology, the HPI Improvements and the Assigned TPIMS Technology for purpose of conducting academic research only, either alone or with other not-for-profit entities. HPI shall be and remain the owner of the HPI Technology and all improvements thereto, whether conceived solely by HPI personnel, solely by TPIMS personnel or jointly by HPI and TPIMS personnel. Notwithstanding the preceding sentence, no rights in any HPI Technology, HPI Improvements or Assigned TPIMS Technology are granted to TPIMS under this Section 4.5 with respect to the Kiely Technology. Subject to Section 4.7, the licenses granted in this Section 4.5 shall be royalty-free.

        4.6 RIGHT TO CONDUCT FUTURE RESEARCH USING [CONFIDENTIAL TREATMENT REQUESTED]. During the term of this Restated Agreement, if TPIMS wishes to obtain external funding other than from the United States government or other not-for-profit source, to conduct any research at TPIMS outside of the TPIMS Research Program which involves [CONFIDENTIAL TREATMENT REQUESTED], TPIMS will notify HPI in writing (the "TPIMS Notice") of such intent and the identity of [CONFIDENTIAL TREATMENT REQUESTED]. HPI shall have a period of thirty (30) days after receipt of such written notice to respond in writing to TPIMS. If HPI either fails to respond, or declines any interest in sponsoring such research, within that period, then TPIMS may seek a Third Party as a sponsor of such research, unless, at the time HPI declines its interest in sponsoring such research, HPI provides written notice to TPIMS that it does not approve of such a Third Party research collaboration; provided, however, HPI may only disapprove of such a Third Party research collaboration if HPI, or a Third Party with whom HPI has a research collaboration, was, at the time of the TPIMS Notice, conducting research involving [CONFIDENTIAL TREATMENT REQUESTED]. If HPI is interested in sponsoring the research, the parties shall negotiate a sponsored research agreement in good faith, but if the parties are unable to reach an agreement within sixty (60) days after HPI notifies TPIMS of an interest in sponsoring the research, then TPIMS shall make


                                       12.

                                                CONFIDENTIAL TREATMENT REQUESTED



a final proposal containing all the material terms for sponsoring the research to HPI and HPI shall have thirty (30) days to accept or reject such terms (the "Final Decision Date"). If HPI rejects this final offer, then TPIMS may seek a Third Party as sponsor of such research unless, by the Final Decision Date, HPI provides written notice to TPIMS that it does not approve of such a Third Party research collaboration; provided, however, HPI may only disapprove of such a Third Party research collaboration if HPI, or a Third Party with whom HPI has a research collaboration, was, at the time of the TPIMS Notice, conducting research involving [CONFIDENTIAL TREATMENT REQUESTED]. For purposes of this
Section 4.6, [CONFIDENTIAL TREATMENT REQUESTED] shall mean those [CONFIDENTIAL TREATMENT REQUESTED]. Furthermore any license by TPIMS to a Third Party pursuant to this Section 4.6 shall be subject to a mutually acceptable and agreeable reasonable royalty payments from TPIMS to HPI, the amount of which shall be negotiated in good faith between the parties and shall take into account, among other factors, (i) the contribution of the applicable technologies to the development of the outlicensed technology, and (ii) any HPI obligations to Third Party licensors with respect to such technologies.

        4.7 OTHER LICENSES BY TPIMS. Following the TPIMS Research Program Term, if TPIMS wishes to outlicense any technology or product which was discovered in research sponsored solely or in part by United States government or other governmental funding and which was discovered through the use of Assigned TPIMS Technology, the Licensed TPIMS Improvements, the HPI Technology or the HPI Improvements, TPIMS shall first offer HPI the right to such license in writing. HPI shall have a period of thirty (30) days after receipt of such written offer to respond in writing to TPIMS. If HPI either fails to respond, or declines any interest in a license, within such thirty (30) day period, then TPIMS may seek a Third Party as a licensee for such technology or product. If HPI is interested in obtaining such a license, the parties shall negotiate in good faith, but if the parties are unable to reach an agreement within sixty (60) days after HPI notifies TPIMS of an interest in obtaining the license, then TPIMS shall make a final proposal containing all the material terms for a license to such technology or product to HPI and HPI shall have thirty (30) days to accept or reject such terms. If HPI rejects this final offer, then TPIMS may seek a Third Party as a licensee for such technology or product, provided, however, that the terms offered to a Third Party, for a period of one year following the final offer to HPI, may not be any more favorable to the Third Party than the terms last offered to HPI. Furthermore any license by TPIMS to a Third Party pursuant to this Section 4.7 shall be subject to a mutually acceptable and agreeable reasonable royalty payments from TPIMS to HPI, the amount of which shall be negotiated in good faith between the parties and shall take into account, among other factors, (i) the contribution of the applicable technologies to the development of the outlicensed technology, and (ii) any HPI obligations to Third Party licensors with respect to such technologies.


                          ARTICLE V. LICENSE CONDITIONS

        5.1 TERM OF LICENSE. Any license granted to HPI hereunder, shall be deemed to be perpetual, subject to the right of TPIMS to terminate pursuant to
Section 11.4, and worldwide


                                       13.

                                                CONFIDENTIAL TREATMENT REQUESTED



and subject to any rights residing in the U.S. Government as a result of the use of federal research funds in connection with the conception or reduction to practice of the subject matters of such licenses.

        5.2 SUBLICENSE. HPI shall have the right to grant sublicenses to any Third Party with respect to any licenses granted to HPI under this Restated Agreement. HPI agrees to inform TPIMS, in writing, prior to executing an agreement to sublicense any Licensed TPIMS Improvements or Licensed TPIMS Know-How; however, TPIMS's consent is not required for HPI to sublicense. TPIMS shall have the right to grant sublicenses to Third Parties with respect to any licenses granted to TPIMS under this Restated Agreement provided that (i) such sublicenses are in connection with any agreements entered into with Third Parties pursuant to Section 4.6 or Section 4.7 ("Article IV Agreements"); (ii) such sublicenses do not exceed the duration of the term of such Article IV Agreements nor the period during which TPIMS is undertaking substantive research pursuant to such agreement; (iii) such sublicenses are for a period of no longer than five years; and (iv) HPI consents to such sublicense, such consent not to be unreasonably withheld. Each sublicense will be subject to restrictions, exceptions, reports, termination provisions and such other provisions contained in this Restated Agreement.

        5.3 LICENSE FEES. As partial consideration for the grant of the licenses hereunder and continuation thereof, HPI shall pay TPIMS the license fees as set forth in this Section 5.3. Such amounts are due to TPIMS without regard to Net Revenue, and TPIMS shall have no obligation to return any such amounts notwithstanding the failure by HPI to develop the Licensed Product(s) or market the Licensed Product(s) commercially, and notwithstanding the volume of sales of the Licensed Product(s). Such license fees shall be payable as follows:

                      (a) [CONFIDENTIAL TREATMENT REQUESTED] within ten days after the date on which HPI exercises each new option under the Option Rights. If the patent attorney selected under Section 6.1 determines prior to the exercise by HPI of the Option Rights with respect to a particular TPIMS Improvement but within the Option Rights Period that such TPIMS Improvement will be submitted in the United States as a continuation-in-part of a claim contained within a Pre-existing Patent Application, then HPI shall not owe any license fee with respect to that TPIMS Improvement; provided, however, if the initial determination for a given Licensed TPIMS Improvement is to submit such Licensed TPIMS Improvement in the United States as a continuation-in-part of a Pre-existing Patent Application but such Licensed TPIMS Improvement is not in fact submitted as such a continuation-in-part within six (6) months of the exercise of the Option Right by HPI, HPI shall promptly pay the [CONFIDENTIAL TREATMENT REQUESTED] license fee to TPIMS. If the determination that the TPIMS Improvement shall be submitted as a continuation-in-part of a Pre-existing Patent Application is made after exercise of the Option Rights and payment to TPIMS of the [CONFIDENTIAL TREATMENT REQUESTED] license fee with respect thereto, HPI shall be entitled to a prompt refund of the license fee from TPIMS. In the event HPI files more than one patent application or divisional in the United States on a given Licensed TPIMS Improvement, HPI shall pay TPIMS [CONFIDENTIAL TREATMENT REQUESTED] for each filed patent application or divisional, subject to any offsets for continuations-in-part contained in such multiple applications, as previously described in this Section 5.3(a). For purposes of this Section 5.3(a), a


                                       14.

                                                CONFIDENTIAL TREATMENT REQUESTED



        "Pre-existing Patent Application" shall mean, with respect to any given TPIMS Improvement, any patent or patent application within the HPI Technology, Assigned TPIMS Technology or Licensed TPIMS Improvements which is owned by, or has been licensed to, HPI as of the first day of the Option Rights Period.

                      (b) [CONFIDENTIAL TREATMENT REQUESTED] upon the first approval of the United States Food and Drug Administration (the "FDA") or any comparable foreign equivalent with jurisdiction over a Major Market Country for the sale of each Licensed Product which contains a Licensed TPIMS Improvement or which could not have been developed, manufactured, used or sold without the use of a Licensed TPIMS Improvement. In the event that the development of a Licensed Product described in the preceding sentence was funded in all material respects by HPI, HPI shall owe an additional [CONFIDENTIAL TREATMENT REQUESTED] to TPIMS. This license fee is payable only once for each given Licensed Product and substantially similar Licensed Products.

The license fees as set forth in this Section 5.3 shall be creditable in their entirety against earned royalties due pursuant to Section 5.4 below with the credit available to offset up to [CONFIDENTIAL TREATMENT REQUESTED] of the earned royalties due in any quarter, for so long as the credit remains unused.

        5.4 ROYALTY. (a) With respect to Licensed TPIMS Improvements disclosed by TPIMS pursuant to Section 3.7 on or before April 14, 1998 (or, in the event the parties do not agree on the Technology Workplan pursuant to Section 3.2, disclosed by TPIMS pursuant to Section 3.7 on or before July 14, 1998) (the "1997 Licensed TPIMS Improvements"), HPI shall pay to TPIMS a running royalty at the rates set forth below based on Net Revenue attributable to such Licensed TPIMS Improvements, including any Licensed Products which contain such Licensed TPIMS Improvements or which could not have been developed, manufactured, used or sold without the use of such Licensed TPIMS Improvement.

        Royalty rates with respect to sales of Licensed Products by HPI or HPI's sublicensees (or royalty or milestone payments to HPI from HPI's sublicensees) shall be based on the extent of activity undertaken by HPI with respect to the discovery, development and commercialization of such Licensed Product as set forth below. For purposes of this Section 5.4. "Development Costs" shall mean the amount expended by HPI in the development of a Licensed Compound after discovery and prior to marketing, including, without limitation, the burdened cost of the time for scientific personnel employed or contracted for by HPI.



                                       15.

                                                CONFIDENTIAL TREATMENT REQUESTED



HPI ACTIVITY                                                ROYALTY RATE

(1)  Net Revenue received by HPI from a                [CONFIDENTIAL TREATMENT
Third Party with respect to a Licensed                       REQUESTED]
Compound, where HPI or a sublicensee
discovered the Licensed Compound but, as of the date of receipt of such Net Revenue:
[CONFIDENTIAL TREATMENT
REQUESTED].

(2) Net Revenue received by HPI from a                 [CONFIDENTIAL TREATMENT
Third Party with respect to a Licensed                       REQUESTED]
Compound, where HPI or a sublicensee
discovered the Licensed Compound but, as of the date of receipt of such Net Revenue:
[CONFIDENTIAL TREATMENT
REQUESTED].

(3) Net Revenue received by HPI from a                 [CONFIDENTIAL TREATMENT
Third Party with respect to a Licensed                       REQUESTED]
Compound, where HPI or a sublicensee
discovered the Licensed Compound but, as of the date of receipt of such Net Revenue:
[CONFIDENTIAL TREATMENT
REQUESTED].


















                                       16.

                                                CONFIDENTIAL TREATMENT REQUESTED




(4) Net Revenue received by HPI from a                 [CONFIDENTIAL TREATMENT
Third Party with respect to a Licensed                       REQUESTED]
Compound, where royalties are not due
under subsection (1), (2) or (3) of this
Section 5.4(a).


The above royalty rates shall apply on a country-by-country basis (e.g., if HPI is [CONFIDENTIAL TREATMENT REQUESTED] in the United States, but not in Japan, subsection (4) shall apply to Net Revenues received with respect to the United States, but subsection (1), (2) or (3) shall apply with respect to Japan). For purposes of the above royalty rates, Licensed Compounds discovered by TPIMS upon which HPI has exercised Option Rights hereunder shall be deemed to have been "discovered" by HPI. The royalty rate for Net Revenue received by HPI in connection with its sale of, or sublicensing of access rights to, Licensed TPIMS Improvements not involving specific Licensed Compounds (i.e., access to technology contained in the Licensed TPIMS Improvements or access to HPI's general compound libraries) shall be [CONFIDENTIAL TREATMENT REQUESTED]. In the event a Licensed Product falls into one or more of the foregoing categories, royalties shall be payable at the highest applicable rate, but no more than one royalty shall be charged and collected on any given Licensed Product. The parties believe that Net Revenue for any given Licensed Product will fall into one of the royalty categories set forth in this Section 5.4. In the event Net Revenue is received by HPI which does not fall into any of the foregoing categories, the applicable royalty rate shall be [CONFIDENTIAL TREATMENT REQUESTED].

        (b) With respect to Licensed TPIMS Improvements disclosed by TPIMS pursuant to Section 3.7 after April 14, 1998 (assuming the Technology Workplan is agreed to) but during the term of the TPIMS Research Program (the "Technology Workplan Licensed TPIMS Improvements"), royalties will be negotiated concurrently with the review and approval of the Technology Workplan. In no event will royalties to be negotiated exceed [CONFIDENTIAL TREATMENT REQUESTED] of Net Sales of Licensed Products. It is understood that additional royalties may be negotiated with respect to amounts received by HPI other than Net Sales (e.g. license fees, up-front payments, premiums on equity, as well as any exceptions therefrom).

        5.5 QUARTERLY PAYMENTS. Royalties shall be payable on a quarterly basis, [CONFIDENTIAL TREATMENT REQUESTED], based upon the Net Revenue during each calendar quarter, commencing with the calendar quarter in which Net Revenues are first received.

        With regard to royalties and other fees received by HPI made by a sublicensee pursuant to Section 5.2 of this Restated Agreement, amounts due to TPIMS from HPI in respect thereof shall be paid to TPIMS on a quarterly basis, [CONFIDENTIAL TREATMENT REQUESTED].

        5.6 ROYALTY BUYOUT. TPIMS hereby grants to HPI the right to extinguish its obligation to pay any and all future royalties and license fees in respect of Licensed Products.


                                       17.

                                                CONFIDENTIAL TREATMENT REQUESTED



HPI may extinguish such obligation with respect to the 1997 Licensed TPIMS Improvements by the payment to TPIMS of [CONFIDENTIAL TREATMENT REQUESTED]. The prices for extinguishing royalty obligations related to Technology Workplan Licensed TPIMS Improvements shall be negotiated by the parties in good faith concurrent with the review and approval of the Technology Workplan. In no event will the aggregate of such payments in respect of the 1997 Licensed TPIMS Improvements and the Technology Workplan Licensed TPIMS Improvements exceed [CONFIDENTIAL TREATMENT REQUESTED]. Any such payments shall be made at the time such rights are exercised, which shall occur, if at all, prior to the end of the TPIMS Research Program. On such date as HPI's obligation with respect to any Licensed TPIMS Improvement is extinguished pursuant to this Section 5.6, all right, title and interest in such Licensed TPIMS Improvement shall be deemed to be assigned to HPI without any further action and, as of such date, such Licensed TPIMS Improvement shall be deemed to be a part of the Assigned TPIMS Technology.

        5.7 DURATION OF ROYALTY OBLIGATION. HPI's royalty obligation shall terminate on a country-by- country basis with the expiration of the last to expire of TPIMS Patent Rights utilized by or in the Licensed Product in such country, or [CONFIDENTIAL TREATMENT REQUESTED] from the date of first sale of the Licensed Product in any such country in the event there are no TPIMS Patent Rights utilized in or by the Licensed Product.

        5.8 REPORTS. HPI shall furnish to TPIMS at the same time as each royalty payment is made, a detailed written report of the Net Revenue of the Licensed Product and the royalty due and payable, including any permitted offsets against such royalty, on a country-by-country basis, for the calendar quarter upon which the royalty payment is based. Such a report shall be furnished even if no royalty payments are actually made, as a result of offsets permitted by this Restated Agreement, but royalties would have otherwise been due in the absence of such offsets.

        5.9 RECORDS. HPI shall keep full, complete and proper records and accounts of its sales of Licensed Products and any amounts received from Third Party sublicensees in sufficient detail to enable the royalties payable on Net Revenue to be determined. TPIMS shall have the right at its own expense to appoint an independent certified public accounting firm approved by HPI, which approval shall not be unreasonably withheld, to audit HPI records which are necessary to verify the royalties payable pursuant to this Restated Agreement. Such audit shall be at TPIMS' expense; provided, however, that if the audit accurately discloses that TPIMS was underpaid royalties by at least [CONFIDENTIAL TREATMENT REQUESTED] for any calendar quarter, then HPI shall reimburse to TPIMS any such reasonable audit costs. In all events, HPI shall pay TPIMS, within ten (10) days, an amount equal to the additional royalties to which TPIMS is entitled as disclosed by the audit. TPIMS may exercise its right no more frequently than once in any calendar year. The accounting firm shall disclose to TPIMS only information relating solely to the accuracy of the royalty payments. HPI shall preserve and maintain all such records required for audit for a period of [CONFIDENTIAL TREATMENT REQUESTED] after the calendar quarter for which the records apply.

        5.10 FOREIGN SALES. The remittance of royalties payable on sales outside the United States shall be payable to TPIMS in United States Dollar Equivalents which shall be ascertained in accordance with HPI's standard accounting practices of conversion of foreign currency for


                                       18.

external reporting purposes. If the transfer or the conversion into the United States Dollar Equivalent of any such remittance in any such instance is not lawful or possible, the payment of such part of the royalties as is necessary shall be made by the deposit thereof, in the currency of the country where the sale was made on which the royalty was based to the credit and account of TPIMS or its nominee in any commercial bank or trust company of TPIMS's choice located in that country, prompt notice of which shall be given by TPIMS to HPI.

        5.11 FOREIGN TAXES. Any tax required to be withheld by HPI under the laws of any foreign country for the account of TPIMS, shall be promptly paid by HPI or its sublicensee as the case may be, for and on behalf of TPIMS to the appropriate governmental authority, and HPI or its sublicensee as the case may be, shall use its respective best efforts to furnish TPIMS with proof of payment of such tax together with official or other appropriate evidence issued by the appropriate government authority. Any such tax actually paid on TPIMS's behalf shall be deducted from royalty payments due TPIMS.


                           ARTICLE VI. PATENT MATTERS

        6.1 PATENT PROSECUTION AND MAINTENANCE. For each Licensed TPIMS Improvement and for all Assigned TPIMS Technology and the Kiely Technology, HPI shall, in its sole discretion, direct, control and conduct (or refrain from directing, controlling and conducting) any patent application and prosecution process (including interferences and foreign oppositions) and such process as appropriate for extension, renewal or other maintenance, if any, of each resulting patent, subject to such requirements, limitations and conditions as are expressly set forth in this Restated Agreement. In the event HPI elects to refrain from taking such action, it shall promptly notify TPIMS in writing of such election.

        6.2 PROVISION OF INFORMATION TO TPIMS. HPI shall keep TPIMS informed with regard to the patent application and maintenance processes for Licensed TPIMS Improvements and for all Assigned TPIMS Technology and the Kiely Technology. HPI shall promptly deliver to TPIMS copies of all documentation and correspondence related thereto, including, but not limited to, patent applications, amendments, invoices from patent attorneys, patent assignments, declarations and all other related matters.

        6.3 PATENT COSTS. HPI shall pay for all reasonable expenses incurred in preparing, filing and prosecuting patent applications and maintaining patents which have been or are obtained for each Licensed TPIMS Improvement and for all Assigned TPIMS Technology and the Kiely Technology. When requested by HPI, TPIMS shall assist HPI in the preparation, filing and prosecution of patent applications covering Licensed TPIMS Improvements and all Assigned TPIMS Technology and the Kiely Technology and in the enforcement and defense of patents issued in respect thereof. Furthermore, TPIMS shall otherwise cooperate with HPI in the protection of Licensed TPIMS Improvements and the Assigned TPIMS Technology and the Kiely Technology in all regards including, but not limited to the signing and filing of such documents and certificates and undertaking such other actions as HPI shall deem necessary or desirable to pursue, perfect or protect its interest in the Licensed TPIMS Improvements and the


                                       19.

                                                CONFIDENTIAL TREATMENT REQUESTED



Assigned TPIMS Technology and the Kiely Technology. With respect to each Licensed TPIMS Improvement, HPI may deduct from its royalty payments due to TPIMS pursuant to this Restated Agreement an amount equal to the out-of-pocket expenses paid by HPI pursuant to this Section 6.3 for each Licensed TPIMS Improvement, provided that, for any calendar quarter, HPI may not deduct more than [CONFIDENTIAL TREATMENT REQUESTED] of the royalties payable for the calendar quarter for reimbursement for said expenses.

        6.4 OWNERSHIP. Each patent application filed and patent obtained for each Licensed TPIMS Improvement shall be owned by TPIMS and shall be deemed a part of TPIMS Patent Rights.

        6.5 TPIMS RIGHT TO PURSUE PATENT PROTECTION. HPI may elect to cease paying for further patent expenses for a Licensed TPIMS Improvement. HPI shall give TPIMS at least sixty (60) days' prior written notice of such election. TPIMS shall thereafter have the right to take whatever action TPIMS deems appropriate to obtain or maintain the corresponding patent protection with respect to such Licensed TPIMS Improvements at its own expense. If TPIMS pursues patents under this Section 6.5, (i) HPI shall not lose any rights granted under this Restated Agreement as a result thereof; and (ii) HPI agrees to cooperate fully, including by providing, at no charge to TPIMS, all appropriate technical data and executing all necessary legal documents.

        6.6 INFRINGEMENT ACTIONS. HPI shall be entitled to prosecute and enforce (or refrain from prosecuting and enforcing) any and all infringements of any Licensed TPIMS Improvements and any Assigned TPIMS Technology and the Kiely Technology to which HPI obtains rights hereunder and to defend all charges of infringement arising as a result of said Licensed TPIMS Improvements and any Assigned TPIMS Technology and the Kiely Technology, and to enter all settlements, judgments or other arrangements respecting the same all at its own expense, but all such settlements, judgments and other arrangements relating to Licensed TPIMS Improvements must be approved by TPIMS, such approval not to be unreasonably withheld. TPIMS shall permit any action to be brought in its name if required by law. TPIMS shall be entitled to retain its own attorneys at HPI's expense in connection with an action relating to Licensed TPIMS Improvements and HPI shall hold TPIMS harmless from any costs, expense, or liability respecting infringements or charges of infringement by HPI, its Affiliates and sublicensees. TPIMS shall be entitled to retain its own attorneys, at TPIMS' expense, in connection with an action relating to Assigned TPIMS Technology and the Kiely Technology. Upon request of HPI, TPIMS agrees to provide reasonable assistance of a technical nature that HPI may require in any litigation arising in accordance with the provisions of this section. HPI agrees to reimburse TPIMS for all reasonable out-of-pocket expenses incurred by TPIMS as a result of providing such assistance requested by HPI. Any damages recovered shall be applied pari passu to out-of-pocket expenses (including, but not limited to any attorneys fees) incurred by HPI and TPIMS in prosecuting such infringement and thereafter HPI shall be entitled to retain any remaining damages, provided that such remaining damages shall be deemed to be included in Net Revenue. In the event HPI fails to prosecute any such infringement, HPI shall notify TPIMS promptly in writing and thereafter TPIMS shall have the right to prosecute such infringement on its own behalf. Any damages or other recovery obtained by TPIMS shall


                                       20.

first be applied pari passu to out-of-pocket expenses (including, but not limited to any attorneys fees) incurred by HPI and TPIMS in prosecuting such infringement. Any remaining recovery shall be retained solely by TPIMS.


              ARTICLE VII. OBLIGATIONS RELATED TO COMMERCIALIZATION

        7.1 FOREIGN REGISTRATION. HPI agrees to register this Restated Agreement with a foreign governmental agency whenever required to do so by virtue of HPI's actions, and HPI agrees to pay all costs and legal fees in connection therewith, and to otherwise ensure that the local foreign laws affecting this Restated Agreement are fully satisfied.

        7.2 GOVERNMENTAL APPROVALS AND MARKETING OF TPIMS INVENTION PRODUCTS. HPI shall be responsible for obtaining all necessary governmental approvals for HPI's development, production, distribution and use of any TPIMS Invention Product, at HPI's expense, including without limitation, any safety studies. HPI shall have sole responsibility for any warning labels, packaging, instructions as to use, and quality control as to such TPIMS Invention Product.

        7.3 PRODUCT LIABILITY INDEMNITY. HPI hereby agrees to indemnify and defend TPIMS and its trustees, officers, employees and scientists from and against any liability or expense arising from any product liability claim asserted by any Third Party as to any TPIMS Invention Product or as to the use of any TPIMS Patent Rights pursuant to rights or obligations of HPI under this Restated Agreement. Said indemnity and defense obligation shall apply to any claims made by employees, subcontractors, sublicensees, or other agents of HPI, as well as any member of the general public. HPI shall use its best efforts to have TPIMS named as additional insured parties on any products liability insurance policy maintained by HPI applicable to each TPIMS Invention Product initiated with the commencement of clinical trials.

        7.4 COMMERCIAL DEVELOPMENT OBLIGATION. HPI shall use reasonable efforts and due diligence to develop the Licensed TPIMS Improvements and the Assigned TPIMS Technology and the Kiely Technology into one or more commercially feasible TPIMS Invention Products, as promptly as is reasonably and commercially feasible. HPI shall keep TPIMS generally informed as to HPI's progress in the development, including its efforts if any, to sublicense the Licensed TPIMS Improvements and the Assigned TPIMS Technology and the Kiely Technology by delivery to TPIMS of an annual written report and such other reports as TPIMS may reasonably request. If TPIMS has a reasonable basis to believe that HPI is not using reasonable efforts and due diligence to commercially develop TPIMS Invention Products, upon notice by TPIMS to HPI which specifies the basis for such belief, HPI and TPIMS shall negotiate in good faith to attempt to mutually resolve the issue. In the event TPIMS and HPI cannot agree upon any matter related to HPI's commercial development obligation hereunder, the parties agree to utilize dispute resolution pursuant to Section XIII in order to resolve the matter.

        7.5 U.S. MANUFACTURE. To the extent required by applicable United States law, if at all, HPI agrees that each TPIMS Invention Product to be sold in the United States will be


                                       21.

                                                CONFIDENTIAL TREATMENT REQUESTED



manufactured in the United States, or its territories, subject to such waivers as may be required, if at all, from the U.S. Department of Health and Human Services, or its designee.

        7.6 PATENT MARKING. To the extent required by applicable law, HPI shall mark all TPIMS Invention Products or their container in accordance with the patent marking laws of the country in which the TPIMS Invention Products are manufactured, used or sold.

        7.7 NO USE OF NAME. The use of the name "TORREY PINES INSTITUTE FOR MOLECULAR STUDIES", or any variation thereof, in connection with the advertising or sale of the TPIMS Invention Product is expressly prohibited without the written consent of TPIMS.

                            ARTICLE VIII. WARRANTIES

        8.1 WARRANTY OF TITLE: NO OTHER WARRANTIES. Subject to any rights of the U.S. Government and any rights [CONFIDENTIAL TREATMENT REQUESTED], TPIMS hereby warrants and represents that it has the full right and power to grant the exclusive licenses, with the right of sublicense, and the options as set forth in this Restated Agreement. TPIMS makes no other warranties concerning the TPIMS Inventions covered by this Restated Agreement. TPIMS makes no expressed or implied warranty of merchantability or fitness for a particular purpose as to any TPIMS Invention Product. TPIMS makes no warranty or representation as to the validity or scope of the TPIMS Patent Rights or that any TPIMS Invention Product will be free from an infringement of patents of Third Parties, or that no Third Parties are in any way infringing TPIMS Patent Rights.

                  ARTICLE IX. INTERESTS IN TPIMS PATENT RIGHTS

        9.1 PRESERVATION OF TITLE. Except as otherwise provided in this Restated Agreement, TPIMS shall retain full ownership and title to the TPIMS Improvements and TPIMS Know-How and shall use its best efforts to preserve and maintain said full ownership and title.

        9.2 GOVERNMENTAL INTEREST. HPI and TPIMS acknowledge that TPIMS has received and expects to continue to receive funding from the United States Government in support of TPIMS research activities. HPI and TPIMS acknowledge and agree that their respective rights and obligations pursuant to this Restated Agreement with respect to TPIMS Patent Rights, as applicable, shall be subject to TPIMS' obligations and the rights of the United States Government, if any, which arise or result from TPIMS's receipt of research support from the United States Government.

        9.3 RESERVATION OF RIGHTS. All information related to TPIMS Patent Rights, TPIMS Inventions and TPIMS Know-How shall be confidential information of TPIMS and shall be held in strict confidence by HPI in accordance with the provisions of Section 10.1 below.


                                       22.

                   ARTICLE X. CONFIDENTIALITY AND PUBLICATION

        10.1 CONFIDENTIAL INFORMATION. The parties agree that:

               (i) for Confidential Information received during the TPIMS Research Program Term, that during the TPIMS Research Program Term and for a period of five (5) years after; and

               (ii) for Confidential Information received after the TPIMS Research Program Term, for a period of five (5) years after disclosure of a particular item of Confidential Information;

a party receiving Confidential Information of the other party will not use or disclose such Confidential Information to any Third Party without prior written consent except with respect to disclosures by HPI or TPIMS to potential collaborators or partners in which instances (i) consent by the disclosing party shall not be required and (ii) the receiving party must enter into a nondisclosure agreement with such potential collaborator containing terms substantially similar to those contained in this Article 10. Notwithstanding the above, HPI shall not have the right of disclosure of TPIMS Confidential Information without prior TPIMS written consent with respect to a TPIMS Improvement on which HPI has not yet exercised the Option Rights or has declined to exercise (or failed to exercise within the Option Rights Period) the Option Rights, provided, however, that HPI shall have no obligation of confidentiality hereunder with respect to any information related to a Licensed TPIMS Improvement. A party shall have no obligations with respect to any portion of such Confidential Information which it can establish by competent proof:

                      (a)    was at the time of disclosure in the public domain;
or

                      (b) after disclosure, became part of the public domain by publication or otherwise, except by (i) breach of this Restated Agreement by the recipient or (ii) disclosure by any Person or Affiliate to whom Confidential Information was disclosed under this Restated Agreement; or

                      (c) was (i) in recipient's possession in documentary form at the time of disclosure by the disclosing party or (ii) independently developed by or for recipient by people who had no knowledge of or access to the Confidential Information; or

                      (d) was received by recipient from a Third Party who had the lawful right to disclose the Confidential Information and who did not obtain the Confidential Information either directly or indirectly from the disclosing party; or

                      (e) is independently developed by the recipient without regard to the disclosed Confidential Information; or

                      (f)    is required by law or regulation to be disclosed.


                                       23.

               In the event that Confidential Information is required to be disclosed pursuant to subsection (f), the party required to make disclosure shall notify the other party to allow that other party to assert whatever exclusions or exemptions may be available to the other party under such law or regulation.

        10.2 INJUNCTIONS. Each party hereby acknowledges and agrees that in the event of any breach of Article 10 of this Restated Agreement including, without limitation, the actual or threatened disclosure of a disclosing party's Confidential Information without the prior express written consent of the disclosing party, the disclosing party may suffer an irreparable injury, such that no remedy at law will afford it adequate protection against, or appropriate compensation for, such injury. Accordingly, each party hereby agrees that the other party may be entitled to specific performance of recipient's obligations under this Restated Agreement as may be granted by a court of competent jurisdiction, as well as such further injunctive relief as may be granted by a court of competent jurisdiction.

        10.3 PUBLICATIONS. The parties agree that each party shall have a right to publish. However, prior to publication, a party proposing to publish shall submit to the other party copies of proposed publications which contain subject matter relating to HPI Improvements, TPIMS Inventions, or a TPIMS Invention Product, and afford the other party thirty (30) days to review the publications. Upon such timely written request by the other party, the party proposing to publish shall delay any such publication, not to exceed an additional thirty
(30) days, to permit the preparation and filing of a patent application pursuant to Section 6.1. Notwithstanding the above provisions of Section 10.3, (i) TPIMS shall have no right to review or request a delay in publication with respect to intended publications that discuss a TPIMS Invention Product but do not discuss TPIMS Inventions and (ii) HPI shall have no right to publish any information provided by TPIMS to HPI which is not a TPIMS Invention. HPI shall be entitled to prohibit the publication of any HPI Confidential Information and any information related to or describing an HPI Improvement.

        10.4 PUBLICITY. Except as otherwise provided herein or required by law, no party shall originate any publication, news release or other public announcement, written or oral, whether in the public press, or stockholders' reports, or otherwise, relating to this Restated Agreement or to the performance under this Restated Agreement, without the prior written approval of the other party, which approval shall not be unreasonably withheld. Notwithstanding the prior sentence, HPI shall not be obligated to obtain TPIMS approval for any announcements regarding TPIMS Invention Products or screening collaborations targeted to the identification of TPIMS Invention Products unless such TPIMS Invention Product contains a TPIMS Invention.

                        ARTICLE XI. TERM AND TERMINATION

        11.1 EXPIRATION IF THERE IS NO TECHNOLOGY WORKPLAN. In the event the parties fail prior to January 15, 1998, to reach agreement on the Technology Workplan, and unless terminated earlier in accordance with the terms herein,
Article III (except Section 3.3) and Sections 4.1, 4.2, 4.3 and 4.4 of this Restated Agreement shall terminate as of July 14, 1998. HPI shall continue to fund research at TPIMS through April 14, 1998 in the previously agreed


                                       24.

upon amount. During the period April 15, 1998 through July 14, 1998, HPI shall fund research at TPIMS in an amount equal to 120% of the amount which HPI funded TPIMS for the ninety (90) day period immediately preceding written notice to TPIMS of termination.

        11.2 EXPIRATION IF THERE IS A TECHNOLOGY WORKPLAN. In the event the parties reach agreement on the Technology Workplan prior to January 15, 1998, and unless terminated earlier in accordance with the terms herein, Article III (except Section 3.3) and Sections 4.1, 4.2, 4.3 and 4.4 of this Restated Agreement shall terminate on April 14, 2001. It is understood that during the period from April 15, 2000 to April 14, 2001, no funding under Section 3.1 shall be due from HPI, but HPI shall continue to have rights as set forth in this Restated Agreement to TPIMS Inventions during such one-year period.

        11.3 EARLY TERMINATION. During the period April 15, 1998 through January 15, 1999, HPI shall be entitled to voluntarily terminate Article III (except
Section 3.3) and Sections 4.1, 4.2, 4.3 and 4.4 of this Restated Agreement as of July 14, 1999. HPI shall continue to fund research at TPIMS through April 14, 1999, in the previously agreed upon amount. During the period April 15, 1999, through July 14, 1999, HPI shall fund research at TPIMS in an amount equal to 120% of the amount which HPI funded TPIMS for the ninety (90) day period immediately preceding written notice to TPIMS of termination. Notwithstanding anything else in this Restated Agreement, in the event HPI terminates Article III (except Section 3.3) and Sections 4.1, 4.2, 4.3 and 4.4 of this Restated Agreement pursuant to this Section 11.3, and TPIMS has met each of the research milestones set forth in the Technology Workplan which, according to the Technology Workplan, were to have been met prior to such termination date, then TPIMS shall have the right to terminate immediately the licenses to all Licensed TPIMS Inventions and Licensed TPIMS Know-How disclosed by TPIMS to HPI on or after April 15, 1998 and HPI will have no ongoing rights in such Licensed TPIMS Technology and Licensed TPIMS Know-How.

        11.4 TERMINATION UPON DEFAULT. In the event of material default by a party ("Defaulting Party"), the other party ("Non-Defaulting Party") may give the Defaulting Party written notice of the default and the election to terminate this Restated Agreement within sixty (60) days after receipt of the notice if, within said time period, the Defaulting Party fails to resolve the material default by (i) curing the default, (ii) providing a written explanation satisfactory to the Non-Defaulting Party that a default has not occurred, or
(iii) entering into a written agreement with the Non-Defaulting Party for the cure or other resolution of the default. Upon failure of the Defaulting Party to resolve the default as required, the Non-Defaulting Party may terminate this Restated Agreement by giving written notice to the Defaulting Party, said termination to be effective upon the date specified in the notice. In the event such termination is as a result of a material default by HPI with respect to a given part of the Assigned TPIMS Technology or the Kiely Technology, HPI shall, upon the termination date, be deemed to have assigned back to TPIMS, for no additional consideration, all right, title and interest in and to that part of the Assigned TPIMS Technology and the Kiely Technology with respect to which the material default occurred and HPI shall have no further rights in such technology, except as is set forth in the following sentence. It is understood that, upon such reassignment, (i) TPIMS shall continue to be entitled to the amounts set forth in Section 2.2 and (ii) HPI shall have a non-


                                       25.

exclusive license, under such reassigned technology, to make, use, sell, offer for sale or import any product or process.

        Such termination rights shall be in addition to and not in substitution for any other remedies that may be available to the party serving such notice against the party in default. Termination pursuant to this section shall not relieve the party in default from liability and damages to the other party for breach of this Restated Agreement. Waiver by either party of a single default or a succession of defaults shall not deprive such party of any right to terminate this Restated Agreement arising by reason of any subsequent default.

        11.5 TERMINATION UPON BANKRUPTCY. This Restated Agreement may be terminated by either party giving written notice of termination to the other party upon the bankruptcy of said other party or the appointment of a receiver of any of the party's assets, or the making by the party of any assignment for the benefit of creditors, or the institution of any proceedings against the party under any bankruptcy law. Termination shall be effective upon the date specified in this notice. To the extent permitted by law, in the event of the bankruptcy of HPI, or the appointment of a receiver of HPI's assets, or the making by HPI of any assignment for the benefit of creditors, or the institution of any proceedings against HPI under any bankruptcy law, HPI shall immediately assign back to TPIMS all right, title and interest in the Assigned TPIMS Technology and the Kiely Technology.

        11.6 RIGHTS UPON EXPIRATION OF ARTICLE III AND SECTIONS 4.1, 4.2, 4.3 AND 4.4. Subject to Sections 11.3 and 11.4, any licenses (and all payment, reporting and other obligations of HPI and TPIMS relating thereto) which were granted prior to the expiration or early termination date of Article III (except
Section 3.3) and Sections 4.1, 4.2, 4.3 and 4.4, pursuant to Section 11.1, 11.2 or 11.3, shall survive such expiration or early termination date. Except as otherwise provided in this Restated Agreement, upon such expiration or early termination, HPI shall have no right to license, sublicense, develop, manufacture or market any TPIMS Improvement, TPIMS Know-How or TPIMS Patent Rights for which an option, as provided for in Section 4.1 of this Restated Agreement, had not been exercised prior to such expiration. Upon such expiration or early termination, HPI shall promptly return all materials, samples, documents, information, and other matter which embody or disclose the TPIMS Patent Rights, including TPIMS Improvements, which were not licensed under this Restated Agreement; provided, however, HPI shall not be obligated to provide TPIMS with proprietary information which HPI can show that it independently developed. Any such expiration or early termination shall not relieve either party from any obligations accrued to the date of such expiration or early termination.

        11.7 EFFECT OF TERMINATION. Expiration or termination of this entire Restated Agreement shall not deprive any party of any right nor relieve a party of any obligation accruing prior to such expiration or termination. The provisions of Section 5.9 and Article X shall survive the expiration or earlier termination of this Restated Agreement.


                                       26.

                       ARTICLE XII. ASSIGNMENT; SUCCESSORS

        12.1 ASSIGNMENT. This Restated Agreement may not be assigned or otherwise transferred, nor, except as expressly provided in this Restated Agreement, may any right or obligations hereunder be assigned or transferred by either party without the express written consent of the other party; provided, however, that (a) HPI may, without such consent, assign this Restated Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger or consolidation or change in control or similar transaction; and (b) HPI may, without such consent, assign or transfer this Restated Agreement or its rights and obligations hereunder, in whole or in part, to any Third Party which, before giving effect to such assignment or transfer, has total assets and total cash reserves attributable to its pharmaceutical and life sciences businesses of not less than $6,292,165 and $4,146,704 respectively. Any purported assignment or transfer in violation of this Section 12.1 shall be void. Any permitted assignee shall assume all obligations of its assignor under this Restated Agreement.

        12.2 BINDING UPON SUCCESSORS AND ASSIGNS. Subject to the limitations on assignment herein, this Restated Agreement shall be binding upon and inure to the benefit of said successors in interest and assigns of TPIMS and HPI. Any such successor or assign in a party's interest shall expressly assume in writing the performance of all the terms and conditions of this Restated Agreement to be performed by said party.

                     ARTICLE XIII. MEDIATION AND ARBITRATION

        13.1 NEGOTIATION. In the event of any dispute, claim, question, or disagreement arising out of or relating to this Restated Agreement or the breach thereof, HPI and TPIMS first shall attempt in good faith to resolve any controversy by negotiation. The negotiation process shall be started by written notice by any party to the other party and the parties agree to negotiate in good faith. To this effect, senior management shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. Such negotiation shall include a direct discussion between the Chief Executive Officer (CEO) of HPI and the President of TPIMS for a minimum of four (4) hours. Each party may have legal counsel in attendance to present their respective positions.

        13.2 NO LITIGATION. No mediation nor arbitration may be commenced by any party unless and until a negotiation complying with Section 13.1 has been completed, and, except as contemplated by Section 10.2 hereof, no litigation or other proceeding may ever be instituted in any court for the purpose of adjudicating, interpreting or enforcing any of the rights or obligations of the parties hereto or any rights or obligation relating to the subject matter hereof, whether or not covered by the express terms of this Restated Agreement, or for the purpose of adjudicating a breach or termination or the validity of this Restated Agreement, or for the purpose of appealing any decision of an arbitrator, except a proceeding instituted for the sole purpose of having the award or judgment of an arbitration entered and enforced.


                                       27.

        13.3 MEDIATION. If said dispute cannot be settled through direct discussion within a period of thirty (30) days from the written notice specified in Section 13.1, the parties agree to first endeavor to settle the dispute in an amicable manner by mediation under the Commercial Mediation Rules of the American Arbitration Association before resorting to arbitration, such mediation to take place in San Diego, California. Each party will bear their own legal expenses and equitably share any costs incurred in the mediation process.

        13.4 BINDING ARBITRATION. Following efforts pursuant to Section 13.1 and
13.3 hereof, any unresolved controversy or claim arising out of or relating to this contract or breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the Award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitrator(s) will be selected from a panel of persons having experience with and knowledge of biotechnology, and at least one of the arbitrators selected will be an attorney. Neither party nor the arbitrator(s) may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties.

        13.5 ARBITRATION TIMING. Within three (3) months from the date of request for arbitration, the parties will each submit a written brief of their position and within twenty (20) days thereafter a written reply brief will be submitted. The arbitrator shall have the discretion to order a pre-hearing exchange of information by the parties, including, without limitation, production of requested documents, exchange of summaries of testimony of proposed witnesses, and examination by deposition of parties, provided, however, that discovery shall be limited to four (4) months. A hearing will be scheduled within thirty (30) days after the reply brief is due and each party will be permitted up to two (2) days of hearings and each will have the right of cross-examination. Each party will have thirty (30) minutes for closing arguments and ten (10) days to submit a post hearing brief. The arbitrator(s) will render a decision within thirty (30) days of receiving the post hearing briefs. The decision of the arbitrator(s) will be final, binding and non-appealable.

        The arbitration shall be held in San Diego, California, or at such other place as may be selected by mutual agreement. All fees and expenses of the arbitration shall be borne by the parties equally. However, each party shall bear the expense of its own counsel, experts, witnesses, and preparation and presentation of proofs.

                         ARTICLE XIV. GENERAL PROVISIONS

        14.1 INDEPENDENT CONTRACTORS. The relationship between TPIMS and HPI is that of independent contractors. TPIMS and HPI are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no other relationship other than independent contracting parties. TPIMS shall have no power to bind or obligate HPI in any manner, other than as is expressly set forth in this Restated Agreement. Likewise HPI shall have no power to bind or obligate TPIMS in any manner, other than as is expressly set forth in this Restated Agreement.


                                       28.

        14.2 AGREEMENT; MODIFICATION. This Restated Agreement sets forth the entire agreement and understandings between the parties as to the subject matters set forth in said Restated Agreement. Except as described in Section 2.3, there are no prior understandings, agreements or representations between the parties relating to the subject matter of this Restated Agreement and this Restated Agreement supersedes all prior understandings, agreements and representations between the parties. There shall be no amendments or modifications to this Restated Agreement, except by a written document which is signed by both parties.

        14.3 CALIFORNIA LAW. This Restated Agreement shall be construed and enforced in accordance with the laws of the State of California.

        14.4 HEADINGS. The headings for each article and section in this Restated Agreement have been inserted for the convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

        14.5 SEVERABILITY. If any provision of this Restated Agreement is ultimately held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        14.6 NO WAIVER. Any delay in enforcing a party's rights under this Restated Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party's rights to the future enforcement of its rights under this Restated Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

        14.7 NAME. Whenever there has been an assignment or a sublicense as permitted by this Restated Agreement, the terms "TPIMS" and "HPI" as used in this Restated Agreement shall also include and refer to such assignee and sublicensee.

        14.8 NOTICES. Any notices given pursuant to this Restated Agreement shall be in writing and shall be deemed delivered upon the earlier of (i) when received at the address set forth below, or (ii) three (3) business days after mailed by certified mail in the United States mail, postage prepaid and properly addressed, with return receipt requested. Notices shall be delivered to the respective parties as indicated:

                FOR TPIMS:     Torrey Pines Institute for Molecular Studies
                               3550 General Atomics Court
                               San Diego, California 92121
                               Attention: President

                  FOR HPI:     Houghten Pharmaceuticals, Inc.
                               3550 General Atomics Court
                               San Diego, California 92121
                               Attention: President



                                       29.

        14.9 COMPLIANCE WITH U.S. LAWS. Nothing contained in this Restated Agreement shall require or permit TPIMS or HPI to do any act inconsistent with the requirements of any United States law, regulation or executive order as the same may be in effect from time to time.


        IN WITNESS WHEREOF, the parties have executed this Restated Agreement as of the date set forth above.

TORREY PINES INSTITUTE FOR                  HOUGHTEN PHARMACEUTICALS, INC.
MOLECULAR STUDIES


By:/s/ Richard A. Houghten                  By:/s/ Robert S. Whitehead
   -------------------------------             ---------------------------------

Name: Richard A. Houghten                   Name: Robert S. Whitehead
      ----------------------------                ------------------------------

Title: President                            Title: President and Chief Executive
       ---------------------------                  Officer
                                                   -----------------------------


EXHIBITS

Exhibit A -- TPIMS Technology
Exhibit B -- Assigned TPIMS Technology
Exhibit C -- HPI Technology
Exhibit D -- TPIMS Research Program (First Year)
Exhibit E -- Kiely Technology
Exhibit F -- Retained Technology


                                       30.

                                                CONFIDENTIAL TREATMENT REQUESTED



                                    EXHIBIT A

                                TPIMS TECHNOLOGY

                       [CONFIDENTIAL TREATMENT REQUESTED]

                                                CONFIDENTIAL TREATMENT REQUESTED



                                    EXHIBIT B

                            ASSIGNED TPIMS TECHNOLOGY

                       [CONFIDENTIAL TREATMENT REQUESTED]

                                                CONFIDENTIAL TREATMENT REQUESTED



                                    EXHIBIT C

                                 HPI TECHNOLOGY

                       [CONFIDENTIAL TREATMENT REQUESTED]

                                                CONFIDENTIAL TREATMENT REQUESTED



                                    EXHIBIT D

                               TPIMS RESEARCH PLAN

                       [CONFIDENTIAL TREATMENT REQUESTED]

                                                CONFIDENTIAL TREATMENT REQUESTED



                                    EXHIBIT E

                                KIELY INVENTIONS

                       [CONFIDENTIAL TREATMENT REQUESTED]

                                                CONFIDENTIAL TREATMENT REQUESTED


                                    EXHIBIT F

                            RETAINED TPIMS TECHNOLOGY

                       [CONFIDENTIAL TREATMENT REQUESTED]